Exhibit 5.2

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

        , 2023

Rise Oil & Gas, Inc.

8911 N. Capital of Texas Highway, Suite 4200
Austin, Texas 78759

Ladies and Gentlemen:

Rise Oil & Gas, Inc., a Nevada corporation (the “Company”), has engaged us to render the opinion expressed below in connection with the Company’s proposed issuance of warrants (the “Warrants”) to purchase up to               shares of common stock, par value $0.001 per share, of the Company to ThinkEquity LLC, as representative of the underwriters in the Company’s initial public offering (the “Representative”), as contemplated by the Registration Statement on Form S-1 (Registration No. 333-273100) initially publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 3, 2023 (the “Registration Statement”).

At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined and relied upon the following: (a) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and the Representative, filed as Exhibit 1.1 to the Registration Statement and (b) the form of Representative Warrant Agreement (the “Warrant Agreement”) proposed to be entered into by and between the Company and the Representative, filed as Exhibit 4.2 to the Registration Statement.

For purposes of this opinion, we have examined such other documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion. In making our examination, we have assumed, without independent investigation, that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and complete, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

Rise Oil & Gas, Inc.	- 2 -	, 2023

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Warrants are delivered in accordance with the Underwriting Agreement and the Warrant Agreement upon payment of the agreed upon consideration therefor, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Underwriting Agreement and the Warrant Agreement;

(b) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Underwriting Agreement and the Warrant Agreement;

(c) neither the execution and delivery by the Company of the Underwriting Agreement or the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants: (i) conflicts or will conflict with the Articles of Incorporation of the Company or, once effective, the Amended and Restated Articles of Incorporation of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and

(d) neither the execution and delivery by the Company of the Underwriting Agreement or the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies and (v) any laws except the laws of the State of New York. We advise you that issues addressed by this opinion may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern.

Rise Oil & Gas, Inc.	-3 -	, 2023

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,